Exhibit 10.47
Chairman/CEO Retirement Term Sheet
1.	Retirement.
•	Edward J. Zander (“Executive”) will cease to be Chief Executive Officer (“CEO”) of Motorola, Inc. (the “Company”) as of the close of business on December 31, 2007 and will no longer be an officer of the Company as of such date, but will serve as non-executive Chairman of the Board of Directors of the Company (the “Board”) until the 2008 annual meeting of stockholders.

•	Executive will not be nominated or stand for re-election to the Board at the 2008 annual meeting of stockholders.

•	Executive will retire as an employee of the Company and all of its subsidiaries and affiliates effective as of the close of business on January 5, 2009 (the “Retirement Date”).

•	Prior to the Company’s 2008 annual meeting of stockholders, Executive’s right to serve on corporate, civic or charitable boards or committees shall be subject to the last sentence of Section 3(a)(ii) of his Employment Agreement (the “Employment Agreement”) dated as of the 15th day of December 2003, as amended through May 11, 2007. Following the Company’s 2008 annual meeting of stockholders, subject to Section 7 of the Employment Agreement, Executive may serve on corporate, civic or charitable boards or committees. So long as Executive remains an employee of the Company, Executive may not otherwise perform services (including consulting services) for any other business.
2.	Payments to Executive.
•	Executive will continue as a non-officer employee with the title “Strategic Advisor to the CEO” through the Retirement Date. During 2008, Executive will assist the Board and the new CEO with transition matters as may be mutually agreed upon by the new CEO and the Executive.

•	Until the Retirement Date:
•	Executive will continue to receive his regular base salary ($1.5 million) and employee benefits and fringe benefits pursuant to the Employment Agreement (except that he will no longer have personal use of corporate aircraft). If corporate aircraft are available, Executive may use corporate aircraft for travel relating to Company business.

•	Executive will not, however, be eligible to participate in the annual bonus, mid-range incentive or long-term incentive described in Section 3(b) of the Employment Agreement during 2008. (For the avoidance of doubt, Executive will be eligible to receive an annual bonus, a mid-range incentive payout and a long-range incentive payout for services through December 31, 2007.)

•	Executive will be provided with an office and administrative assistance commensurate with his role as a retired CEO of the Company. Such office shall be located in a non-Company facility at a location near Executive’s home in California.

•	Subject to the third bullet under item 3 (“Effect on Employment Agreement”) below, the outstanding equity awards listed in Exhibit 1 will vest on the dates shown therein. Stock options will remain exercisable in accordance with the terms of the applicable option award document as shown in Exhibit 1. The equity awards listed in Exhibit 2 will not vest and will be forfeited.
•	In connection with the Executive’s retirement:
•	The Company will reimburse Executive for the expenses incurred by Executive relocating his residence from his apartment in Illinois to his existing house in California, excluding expenses associated with selling the apartment in Illinois.

•	For purposes of the Company’s supplemental retirement plan, upon his retirement, Executive will be credited with a total of 5 years of credited service, and his final average compensation will be determined as of December 31, 2007.

•	All deferred compensation amounts and deferred restricted stock units will be paid to Executive at such times and in such manner as are consistent with the existing plans and the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the terms of any grandfathered deferred compensation plans, as applicable. See Exhibit 3.
3.	Effect on Employment Agreement.
•	Nothing reflected in this Chairman/CEO Retirement Term Sheet will constitute a termination of Executive’s employment by the Company without Cause or give Executive the right to terminate his employment for Good Reason (as those terms are used in the Employment Agreement).

•	The Executive will perform the agreements set forth in Section 7 of the Employment Agreement and will be subject to the provisions of any Stock Option Consideration Agreement or Restricted Stock Unit Award Agreement between the Company and Executive. For purposes of Section 7 of the Employment Agreement, the “Date of Termination” shall mean the Retirement Date.

•	If Executive terminates employment with the Company prior to January 5, 2009, (1) such earlier date shall be the “Retirement Date” for purposes of this Chairman/CEO Retirement Term Sheet, (2) Executive will cease to receive his regular base salary and employee benefits and fringe benefits and (3) any outstanding equity awards that have not vested as of the Retirement Date will be forfeited (including equity awards listed on Exhibit 1).
The Board of Directors approved this Chairman/CEO Retirement Term Sheet on November 29, 2007.
Executive acknowledges and agrees to the terms of this Chairman/CEO Retirement Term Sheet.

EDWARD J. ZANDER

/s/ Edward J. Zander	Date: November 29, 2007

2

Exhibit 1
Equity Vesting
Stock Options

				Post-Retirement
				Date Exercise
Grant Date	Vest Date	Shares	Strike Price	Period
01/05/04	01/05/08	377,190	$12.97	None
05/04/04	05/04/08	265,430	$16.30	None
02/14/05	02/14/08	75,000	$15.91	90 days
05/03/05	05/03/08	187,500	$15.47	90 days
05/03/06	05/03/08	200,000	$21.25	90 days
In addition, options for 300,000 shares ($17.70 strike price) would vest if the Company stock price trades at $22 for ten trading days within any thirty consecutive trading days prior to the Retirement Date and options for 500,000 shares ($17.70 strike price) would vest if the Company stock price trades at $25 for ten trading days within any thirty consecutive trading days prior to the Retirement Date.
Restricted Stock Units

Grant Date	Vest Date	Shares
01/05/04	01/05/08	200,000
05/04/04	05/04/08	43,908
05/03/06	11/03/08	50,000

Exhibit 2
Equity That Will Not Vest
Stock Options

	Scheduled
Grant Date	Vest Date	Shares	Strike Price
02/14/05	02/14/09	75,000	$15.91
05/03/05	05/03/09	187,500	$15.47
05/03/06	05/03/09	200,000	$21.25
05/03/06	05/03/10	200,000	$21.25
Restricted Stock Units

Grant Date	Scheduled Vest Date	Shares
05/03/05	05/03/10	75,000
05/03/06	05/03/11	50,000

Exhibit 3
Deferred Cash Compensation

Form	Payment Timing
2004 Annual Bonus	January 1, 2008
Deferred RSU Awards

Form	Payment Timing
2004 RSU Awards	January 1, 2008
(274,740 RSUs)